UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2013

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Distributions Declared
On January 16, 2013, the Company’s board of directors declared a distribution in the amount of $0.05416667 per share of common stock to stockholders of record as of the close of business on February 4, 2013. The distribution declaration represents the thirteenth distribution payment authorized by the Company’s board of directors related to operations from the 2012 calendar year. This thirteenth payment is equivalent in amount to each of the prior twelve payments. The Company expects to pay this distribution on February 15, 2013. This distribution will be funded from the Company’s modified funds from operations in excess of distributions declared for the 2012 calendar year.
Also, on January 16, 2013, the Company’s board of directors declared distributions based on daily record dates for the period from February 1, 2013 through February 28, 2013, which the Company expects to pay in March 2013, and distributions based on daily record dates for the period from March 1, 2013 through March 31, 2013, which the Company expects to pay in April 2013. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share in the Company’s now terminated primary initial public offering or a 6.3% annualized rate based on the Company’s December 18, 2012 estimated value per share of $10.29. For a full description of the limitations, methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of its estimated value per share, see the Company’s Current Report on Form 8-K, filed with the SEC on December 19, 2012.
Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: January 22, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer